Exhibit 99.9

REG Newco, Inc.

CONSENT

By executing this consent, the undersigned hereby consents to being named in the Registration Statement on Form S-4 of REG Newco, Inc. as a person who will become a director of REG Newco, Inc. upon completion of the consolidation to which the Registration Statement relates.

/s/ Don Huyser
Don Huyser